Exhibit 23.4

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

April 5, 2019

Callon Petroleum Company

1401 Enclave Parkway, Suite 600

Houston, TX 77077

Ladies and Gentlemen:

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Callon Petroleum Company, to be filed on or about April 5, 2019 (the “Registration Statement”), of all references to the name of DeGolyer and MacNaughton; to references to DeGolyer and MacNaughton in the Registration Statement, including under the heading “Experts”; and to the use of our reports for the years ended December 31, 2016, December 31, 2017, and December 31, 2018, in Callon Petroleum Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the U.S. Securities and Exchange Commission on February 27, 2019.

Very truly yours,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON

Texas Registered Engineering Firm F-716